RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1997-S15

                    $1,719,471.28 7.00% Class M-3 Certificate


                       Supplement dated February 13, 1998
                                       to
                  Prospectus Supplement dated October 27, 1997
                                       and
                        Prospectus dated August 21, 1997


         The Class M-3 Certificate will be purchased from the Company by Salomon Brothers Inc (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M-3 Certificate will be equal to $1,677,693.29 net of any expenses payable by the Company.

 The Underwriter intends to offer the Class M-3 Certificate from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M-3 Certificate to or through dealers. In connection with the purchase and sale of the Class M-3 Certificate, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M-3 Certificate may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-3 Certificate. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.


                              Salomon Smith Barney

UNTIL MAY 14, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M-3 CERTIFICATE, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENTS AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.